UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 28, 2007
Allied Waste Industries, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-14705 (Commission File Number)	88-0228636 (I.R.S. Employer Identification No.)

18500 North Allied Way Phoenix, Arizona (Address of principal executive offices)	85054 (Zip Code)
Registrant’s telephone number, including area code: (480) 627-2700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-1.01

Item 1.01 Entry into a Definitive Material Agreement
On March 28, 2007, Allied Waste Industries, Inc. (NYSE: AW) reported that it has completed the refinancing of the revolving portion of its $3.170 billion senior secured credit facility. The Company’s $1.575 billion Revolving Credit Facility, which funded today, was re-priced starting at LIBOR plus 175 basis points; a reduction of 75 basis points. Additionally, the undrawn fees were reduced to 37.5 basis points from 75 basis points. The pricing is tied to a pricing grid based on the Company’s leverage ratio. The Company also extended maturities for the revolving and term loan portions of the credit facilities by two years to 2012 and 2014, respectively.
“The rate reduction on over $1.5 billion of the revolver will generate annual interest savings of more than $7 million,” said Pete Hathaway, Executive Vice President and Chief Financial Officer of Allied Waste. “We continue to opportunistically manage our capital structure and we appreciate the support that we’ve received from the financial institutions.”
A copy of the Fourth Amendment to the Credit Agreement is attached as Exhibit 1.01.
Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States and Puerto Rico. As of December 31, 2006, the Company operated a network of 304 collection companies, 161 transfer stations, 168 active landfills and 57 recycling facilities in 37 states and Puerto Rico.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

Exhibit No.	Description
1.01	Fourth Amendment dated as of March 28, 2007, to the Credit Agreement dated as of July 21, 1999, as amended and restated as of March 21, 2005, among Allied Waste Industries, Inc., Allied Waste North America, Inc., the lenders party thereto (the “Lenders”), and JP Morgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders and as collateral trustee for the Shared Collateral Secured Parties.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Waste Industries, Inc.
March 30, 2007	By:	Peter S. Hathaway
		Name:	Peter S. Hathaway
		Title:	Executive Vice President and Chief Financial Officer